Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Harrah’s Entertainment, Inc. Management Equity Incentive Plan of our reports dated February 29, 2008, relating to the consolidated financial statements and financial statement schedule of Harrah’s Entertainment, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah’s Entertainment, Inc.’s change in 2007 in its method of accounting for uncertainty in income taxes to conform to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, and the Company’s change in 2006 in its method of accounting for stock-based employee compensation costs to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Harrah’s Entertainment, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
April 25, 2008